Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

ManTech International Corporation

Fairfax, Virginia:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 8, 2006, relating to the financial statements and financial statement schedule of ManTech International Corporation, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of ManTech International Corporation for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, VA
January 5, 2007